CERTIFICATE OF THE DESIGNATIONS,
                         POWERS, PREFERENCES AND RIGHTS
                                     OF THE
                 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (Par Value $0.01 Per Share)
                                       and

                        CERTIFICATE OF THE DESIGNATIONS,
                         POWERS, PREFERENCES AND RIGHTS
                                     OF THE
                SERIES A-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (Par Value $0.01 Per Share)
                                       and

                        CERTIFICATE OF THE DESIGNATIONS,
                         POWERS, PREFERENCES AND RIGHTS
                                     OF THE
                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (Par Value $0.01 Per Share)

                                       OF

                                  EVERCEL, INC.

                              --------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                              --------------------

Evercel, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), by its President and Secretary, DOES HEREBY CERTIFY:

                  FIRST: That, pursuant to authority expressly vested in the Board of Directors of said corporation by the provisions of its Certificate of Incorporation, the said Board of Directors duly adopted the following resolution providing for the designation of four hundred thousand (400,000) shares of the Corporation's Series A Cumulative Convertible Preferred Stock, $.01 par value, for the designation of four hundred thousand (400,000) shares of the Corporation's Series A-1 Cumulative Convertible Preferred Stock, $.01 par value and for the designation of two hundred thousand (200,000) shares of the Corporation's Series B Cumulative Convertible Preferred Stock, $.01 par value:

                  RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issue from time to time of one series of Preferred Stock of the Corporation and the designations, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Certificate of Incorporation, to be in their entirety as follows:

                  Section 1. Number of Shares and Designation. Four hundred thousand (400,000) shares of the preferred stock, $.01 par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock"), four hundred thousand (400,000) shares of the preferred stock, $.01 par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as "Series A-1 Cumulative Convertible Preferred Stock" (the "Series A-1 Preferred Stock") and two hundred thousand (200,000) shares of the preferred stock, $.01 par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock"). The Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock are sometimes collectively referred to in this Certificate as the "Preferred Stock."

                         Liquidation  Amount.  The  Liquidation  Amount  of  the
Preferred Stock shall be $25.00 per share.

                         Conversion.  Holders  of  Preferred  Stock  shall  have
conversion rights as specified in Section 4. ---------- The Conversion Price per share of the Series A Preferred Stock shall be $13.75, subject to adjustment as hereinafter provided. The Conversion Price per share of the Series A-1 Preferred Stock shall be $27.50, subject to adjustment as hereinafter provided. The Conversion Price per share of the Series B Preferred Stock shall be the lower of
(i) $13.75 or (ii) the average closing price of the Company's Common Stock on the principal national securities exchange (or Nasdaq Stock Market) on which the shares of Common Stock are listed or admitted to trading for the twenty business days preceding the issuance of the Series B Preferred Stock, subject to adjustment as hereinafter provided.

                  Section 2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of each share of Preferred Stock outstanding on the date of such liquidation, dissolution or winding up of the affairs of the Corporation shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, or any other class of capital stock of the Corporation, by reason of their ownership thereof, an amount equal to the Liquidation Amount applicable to such shares, plus any accrued but unpaid dividends on the Preferred Stock.

                  All of the preferential amounts to be paid to the holders of the Preferred Stock under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of the Common Stock or any other class of capital stock in connection with such liquidation, dissolution or winding up. After the payment or the setting apart for payment to the holders of the Preferred Stock of the preferential amounts so payable to them and the preferential amounts payable to any other classes of capital stock, the holders of the Preferred Stock shall be entitled to receive, pro rata with the Common Stock, as if the Preferred Stock is converted into the number of shares of Common Stock into which the Preferred Stock is then convertible pursuant to Section 4(a), all remaining assets of the Corporation.

                  Section 3. Merger, Consolidation, Sale of Assets. Any (i) merger or consolidation of the Corporation with or into another entity in which the Corporation shall not survive (other than a mere reincorporation transaction), or (ii) any acquisition of the Corporation by another person(s) or entity(ies) in one transaction or a series of related transactions the result of which is that the holders of the outstanding capital stock of the Corporation prior to such transaction or series of transactions own less than a majority of the voting securities of the Corporation immediately following such transaction or series of transactions, or (iii) the sale or transfer of all or substantially all of the assets (which assets shall include the outstanding stock of the Corporation's subsidiaries) of the Corporation to another entity or (iv) a merger or consolidation in which the Corporation is the survivor but its Common Stock is exchanged for stock, securities or property of another entity shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holder of Preferred Stock to receive at the closing, in cash or securities, amounts as specified in Section 2.

                  Section 4. Conversion into Common Stock. The holder of any shares of the Preferred Stock shall have conversion rights as follows:

                  (a) Right to Convert. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Amount for the Preferred Stock by the Conversion Price with respect to such shares, adjusted as provided in this Section 4, in effect at the time of conversion. In addition to the foregoing, at the option of the holder of shares of Preferred Stock, simultaneously with the conversion of any shares of Preferred Stock, any or all accrued but unpaid dividends through the conversion date on such shares may be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the aggregate amount of accrued but unpaid dividends through the conversion date to be converted by the Conversion Price for such shares, determined as provided in this Section 4, in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock without the payment of any additional consideration by the holder thereof shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Preferred Stock (and, at the option of holders of shares of Preferred Stock, the accrued but unpaid dividends thereon) is convertible, as provided in this Section 4. Notwithstanding the foregoing, shares of Series A Preferred Stock and Series A-1 Preferred Stock shall not be convertible into shares of Common Stock until the earlier of (i) August 31, 2000 or (ii) in conjunction with a registered public offering of the Corporation's Common Stock, other than on any form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of shares of Common Stock by stockholders of the Corporation.

                  (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors in good faith. Before any holder of Preferred Stock shall be entitled to receive certificates representing shares of Common Stock issuable upon conversion of the Preferred Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and whether or not he elects to have any or all accrued but unpaid dividends on such shares converted into shares of Common Stock, and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable after receipt of the certificate(s) representing Preferred Stock, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share and, to the extent the holder shall not have elected to have accrued but unpaid dividends converted into shares of Common Stock, cash in payment of accrued dividends on the shares of Preferred Stock converted through the date of conversion, and a certificate or certificates for such shares of Preferred Stock as were represented by the certificates surrendered and not converted. Conversions shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (c) Adjustment to Conversion Price for Stock Splits and Combinations.

                           Stock  Splits  and  Combinations.  In the  event  the
                  Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and, conversely, in the event the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment pursuant to this
                  Section 4(c)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (d) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in
Section 4(c), or a reorganization, merger, consolidation or sale of assets provided for in Section 3), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided in this Section 4.

                  (e) Outstanding Common Stock. The number of shares of Common Stock at any time outstanding shall (a) not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or any of its subsidiaries, and (b) shall be deemed to include all shares of Common Stock then issuable upon conversion, exercise or exchange of any then outstanding convertible securities or any other evidences of indebtedness, shares of capital stock (including without limitation any preferred stock) or other securities which are or may be at any time convertible into or exchangeable or exercisable for shares of Common Stock.

                  (f) Other Action Affecting Common Stock. In case after the date hereof the Corporation shall take any action affecting its capital stock, other than an action described in any of the foregoing subsections (c) through
(e) of this Section 4, inclusive, and the failure to make any adjustment would not fairly protect the purchase rights represented by the Preferred Stock in accordance with the essential intent and principle of this Section 4, then the Conversion Price shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

                  (g) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock that by its terms is convertible against impairment.

                  (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

                  (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Preferred Stock, at least fifteen (15) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                  (j) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock. If the Conversion Price of the Preferred
Stock is at any time less than the par value of the Common Stock, the Corporation shall cause to be taken such action (whether by lowering the par value of the Common Stock, by converting the Common Stock from par value to no par value, or otherwise) as will permit the conversion of the Preferred Stock without any additional payment by the holder thereof and the issuance of the Common Stock, which Common Stock, upon issuance, will be fully paid and nonassessable.

                  (k) Non-participation in Overcall Right. In the event that a holder of Series A Preferred Stock chooses not to participate in the Overcall Right, as defined in that certain Subscription Agreement, dated December 13, 1999, by and among the Corporation and the Purchasers named therein (the "Subscription Agreement"), then each such share of Series A Preferred Stock shall be automatically converted immediately prior to the Overcall Closing into one (1) share of Series A-1 Preferred Stock. Upon the conversion of such Series A Preferred Stock, such shares shall no longer be outstanding on the books of the Corporation and the holder of such Series A Preferred Stock shall be treated as the record holder of such shares of Series A-1 Preferred Stock.

                  Section 5.  Right to Purchase Additional Shares.

                  (a) Right to Purchase Additional Shares. If the Corporation, at any time while shares of Preferred Stock are outstanding, should decide to issue and sell additional shares of Common Stock or other securities convertible for or exercisable into Common Stock (the "Additional Shares") at a price per share less than the Conversion Price then in effect or without consideration, excluding (a) shares of Common Stock sold to the public pursuant to a registration statement filed under the Securities Act; (b) stock options and shares of Common Stock issuable upon the exercise of such options granted to employees and directors of the Corporation pursuant to the terms of the Corporation's stock option plans; (c) Common Stock issuable upon the conversion of the Preferred Stock; (d) shares of Common Stock, issuable upon the exercise or conversion of any warrants issued by the Corporation, the Corporation shall first offer to sell to the holders of Preferred Stock, upon the same terms and conditions as the Corporation is proposing to issue and sell the Additional Shares to others, such holder's pro rata share (as defined below) of such Additional Shares.

                  Such offer to holders of Preferred Stock shall be made by written notice given to such holder (the "Offer Notice") specifying the amount of the Additional Shares being offered, the purchase price for the Additional Shares and any other terms of the offer. The holders of Preferred Stock shall have a period of thirty (30) days from and after the date such Offer Notice was received by such holders within which to accept such offer (the "Acceptance Period"). The holders of Preferred Stock shall accept an offer to purchase all or any portion of the Additional Shares specified in the Offer Notice by written notice to the Corporation and tender of the purchase price for the Additional Shares within the Acceptance Period. If a holder of Preferred Stock fails to accept such offer within the Acceptance Period, any Additional Shares not purchased by such holders may be offered for sale to others by the Corporation for a period of one hundred eighty (180) days from the last day of the Acceptance Period, but only on the same terms and conditions as set forth in the Offer Notice delivered to the holders of Preferred Stock, free and clear of the restrictions imposed by this Section 5.

                  (b) Pro Rata Share. For purposes of Section 5(a), a holder of Preferred Stock's "pro rata share" shall be determined by the following formula:

                           P = N/O x A

Where,

"P" equals the holder's pro rata share of Additional Shares (rounded to the nearest whole share);

"N" equals the number of shares of Common Stock owned by the holder, issuable upon the conversion of the Preferred Stock and the exercise of the warrant issued in connection with the Preferred Stock, immediately prior to the issuance of the Additional Shares being offered;

"O" equals the total number of shares of the Corporation's Common Stock, on a fully-diluted basis, outstanding immediately prior to the issuance of the Additional Shares; and

"A" equals the total number of Additional Shares being offered.

                  (c) Termination. The rights under this Section 5 shall terminate in their entirety twenty four months from the date hereof.

                  Section 6.  Redemption.

                  (a) Redemption at the Option of the Corporation. After the earlier of (i) the third anniversary of the date hereof or (ii) the first anniversary of the date hereof if the closing price of the Common Stock on the principal national securities exchange (or Nasdaq Stock Market) on which the shares of Common Stock are listed or admitted to trading has been at least 200% of the then effective Conversion Price for twenty consecutive trading days, ending not more than ten days prior to the date of the notice described below, the Corporation, at the option of the Board of Directors, may, at any time and from time to time upon written notice to the holders of the Preferred Stock (which notice shall specify the date and place of redemption and the number of shares and the certificate numbers thereof which are to be redeemed) given not less than ten days prior to the date fixed for redemption, redeem all or any part of the outstanding shares of Preferred Stock by paying therefor the Liquidation Amount for each share plus accrued and unpaid dividends on the Preferred Stock.

                  (b) Redemption at the Option of the Holder. In the event that the Corporation breaches or fails to comply with its obligations under this Certificate of Designations, which breach or failure is material or has a material adverse effect on the business or prospects of the Corporation, and such breach or failure of compliance continues for a period of thirty (30) days after notice thereof has been given to the Corporation, then each holder of shares of the Preferred Stock shall be entitled to compel the Corporation to redeem any or all of such holder's shares of the Preferred Stock; provided that such redeeming holder shall have given written notice thereof to the Corporation at least forty-five (45) days prior to the requested date of redemption. Such notice shall state the number of shares of the Preferred Stock to be redeemed. On or after the redemption date, as specified in such notice, the holder requesting redemption shall surrender such holder's certificate for the number of shares to be redeemed as stated in the notice to the Corporation. On such redemption  date,  to the  extent  the  Corporation  shall  have  funds  legally available therefor, the Corporation shall redeem the shares of the Preferred Stock requested to be redeemed at the Liquidation Amount plus accrued and unpaid dividends on the Preferred Stock. To the extent there are insufficient funds legally available for redemption of all shares of Preferred Stock requested to be redeemed, legally available funds shall be applied to each requesting holder's shares of Preferred Stock pro rata in accordance with the number of shares requested to be redeemed by each holder of shares of Preferred Stock, and each requesting holder's shares shall be redeemed in accordance with the instructions received from such holder. As soon as practicable, the Corporation shall give written notice to each holder of shares of Preferred Stock redeemed or to be redeemed indicating the number of shares redeemed or to be redeemed and the certificate numbers thereof. If less than all of the shares of Preferred Stock requested to be redeemed are redeemed, all unredeemed shares shall remain outstanding and shall be entitled to all the rights and preferences of outstanding shares of Preferred Stock hereunder. In such event, the Corporation shall use its best efforts to effect the required redemption and the Corporation's redemption obligation shall be discharged as soon as the Corporation is able to discharge such obligation. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (c) Legally Available Funds. For the purpose of determining whether funds are legally available for redemption of shares of Preferred Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law.

                  Section 7. Voting Rights. In addition to the voting rights required by the laws of the State of Delaware and provided by Section 9, the holders of shares of Preferred Stock shall vote with all other stockholders of the Corporation, on all matters voted on by the stockholders of the Corporation, with each such holder of Preferred Stock entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares would then be convertible. Except as set forth herein, or as otherwise provided by law, holders of Preferred Stock shall have no special voting rights and their consent shall not be required (except as provided by Section 9 and to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  Section 8.  Dividend Rights.

                  (a) The holders shall be entitled to receive any dividend or distribution declared or paid on the Common Stock based upon the number of shares of Common Stock into which the Preferred Stock may be converted on the appropriate record date of such dividend or distribution.

                  (b) In addition, the holders of the Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefor, cumulative dividends at the annual rate of eight percent (8%) of the aggregate Liquidation Amount, compounded annually, payable quarterly in cash or in shares of Preferred Stock, at the option of the Corporation. Such dividends shall begin to accrue with respect to any shares of Preferred Stock on the date of issuance of such shares. Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation.

                  (c)  Notwithstanding   anything  in  this  Section  8  to  the
contrary, for so long as shares of Preferred Stock remain outstanding, the Corporation shall not distribute to the holders of the Common Stock or other securities any securities of the Corporation (including debt securities) ranking as to dividends or distributions of assets on liquidation, dissolution or winding up of the Corporation senior to, or on a parity with, the Preferred Stock.

                  Section 9. Status of Converted or Reacquired Stock. Any shares of Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever, and any shares of Preferred Stock converted pursuant to Section 4 hereof, shall be retired and cancelled promptly after the acquisition or conversion thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of preferred stock or any similar stock or as otherwise required by law.

                  SECOND: That said determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to said Series A Cumulative Convertible Preferred Stock, said Series A-1 Cumulative Convertible Preferred Stock and said Series B Cumulative Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Certificate of Incorporation of the Corporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended.


                  IN WITNESS WHEREOF, Evercel, Inc. has caused this Certificate to be executed this 16th day of December, 1999.



                                            EVERCEL, INC.


                                            /s/ Joseph Mahler
                                            ------------------------------------
                                            By:     Joseph Mahler
                                            Title:  Chief Financial Officer